FOR IMMEDIATE RELEASE Castle Brands Inc. 570 Lexington Avenue New York, NY 10022 646-356-0200 www.castlebrandsinc.com
Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@castlebrandsinc.com

Castle Brands Announces Fiscal 2008 Third Quarter Results

• Spirits Importer Begins Shifting Focus from Volume to Improving Contribution

NEW YORK, NY, February 13, 2008. Castle Brands Inc. (AMEX:ROX), an emerging international importer and marketer of premium spirits, today reported financial results for its third quarter fiscal 2008 ended December 31, 2007.

U.S. case sales decreased 5% year over year to 46,427 nine liter cases in the third quarter of fiscal 2008, primarily reflecting a shift in the timing of certain purchases when compared to the prior year quarter.

International case sales declined 46% in the quarter to 23,107 cases. This decline reflects a combination of factors, the most significant of which results from a change in distributors in our largest international market, the Republic of Ireland. As a result of the decreases in both our domestic and international markets, global case sales in the third quarter were down 24% to 69,534 nine liter cases.

Donald L. Marsh, Castle Brands’ President and Chief Operating Officer, commented, “Despite the lower case sales in the quarter, our business remains robust and we are pleased with the continued progress made during the third quarter. We delivered strong growth in several of our key brands. Perhaps the best indicator of the health of our business, overall U.S. reported depletions (sales from our distributors to their customers) were up 35% for the third quarter. We feel that this bodes well for our case sales in future periods. As to sales in Ireland, we are now with a significantly larger distributor. Once they get up to speed, we expect to see an improvement in sales.” Mr. Marsh continued, “Given the fact that Castle Brands is still a relatively small company, short term volatility is expected, as the timing of certain purchases by our customers will have an amplified effect on our quarterly volumes.”

Mr. Marsh further commented, “We remain focused on several initiatives that we have underway to drive revenue growth in both the U.S. and Europe. We continue to place further emphasis on Gosling’s marketing, have been increasing on-premise distribution of Pallini Limoncello and continue to explore additions to our portfolio. Additionally, we plan to place an increased focus on adding agency brands.”

Review of the Quarter

For the third quarter fiscal year 2008, Castle Brands reported net sales of $6.4 million, representing a 13% decline over the prior year quarter. Gross profit for the third quarter fiscal year 2008 declined 97% to $0.1 million, down from $2.4 million in the prior year quarter, primarily reflecting a $1.7 million allowance for obsolete or slow moving inventory.

Castle Brands’ selling expense increased 9% to $5.0 million in the quarter ended December 31, 2007 from $4.6 million in the prior year quarter. This was a result of a combination of increased salaries and related benefits, incentive compensation and, to a lesser extent, sales and marketing. This reflects an increase in personnel to strengthen the sales and marketing teams. Selling expenses as a percentage of revenue increased to 78% in the third fiscal quarter of 2008 from 62% in the comparable period in the prior year.

General and administrative (G&A) expenses were relatively flat at $2.1 million in the third quarter of fiscal 2008. G&A expenses as a percentage of revenue increased to 32% in the quarter, compared to 29% for the comparable period in the prior year.

As a result of the foregoing, the Company reported a net loss attributable to common stockholders of $6.9 million, or $(0.44) per share, in the third quarter of fiscal 2008 as compared to a net loss attributable to common stockholders of $3.7 million, or $(0.31) per share, in the third quarter of fiscal 2007.

Balance Sheet

Cash and equivalents, together with short-term investments, totaled $8.0 million at December 31, 2007.

Conference Call

Castle Brands will host a conference call to discuss second quarter results on Wednesday, February 13, 2008 at 4:30 p.m. ET. All interested parties in the U.S. are invited to join the conference by dialing 1-877-675-4755 and asking for the Castle Brands call. International callers should dial 1-719-325-4883. The passcode is 2589244. The conference call will be webcast and can be accessed from the Investor Relations section of the Company’s website at www.castlebrandsinc.com.

For those unable to participate in the live call, a replay will be available by calling 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The access code is 2589244. The replay will be available from 7:30 p.m. ET on February 13, 2008 through 11:59 p.m. ET on February 20, 2008.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four growing categories of the spirits industry: vodka, rum, whiskey and liqueurs. Castle Brands’ portfolio includes Boru® Vodka, Gosling’s Rum®, Sea Wynde® Rum, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’s™ and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Pallini® Limoncello™, Raspicello™ and Peachcello™ and Brady’s® Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward looking statements. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2007 filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

(unaudited)

	Three-months Ended December 31,		Nine-months Ended December 31,
	2007	2006	2007	2006
Sales, net	$6,401,749	$7,380,605	$20,946,786	$19,093,072
Cost of sales	4,616,017	4,938,243	14,557,276	12,733,747
Allowance for obsolete and slow-moving inventory	1,707,035	—	1,707,035	—
Gross profit	78,697	2,442,362	4,682,475	6,359,325
Selling expense	5,011,180	4,599,783	13,685,410	12,836,429
General and administrative expense	2,072,462	2,101,331	6,224,491	6,235,824
Depreciation and amortization	236,150	262,926	791,851	743,214
Net operating loss	(7,241,095)	(4,521,678)	(16,019,277)	(13,456,142)
Other income	—	1,096	—	5,040
Other expense	(19,255)	(21,132)	(40,719)	(36,998)
Foreign exchange gain	144,454	483,799	1,304,389	1,143,588
Interest expense, net	(392,919)	(208,093)	(1,193,733)	(706,700)
Write-off of deferred financing costs in connection with conversion of 6% subordinated convertible notes	—	—	—	(295,368)
Current credit on derivative financial instrument	—	132,255	189,397	121,397
Income tax benefit	37,038	37,033	111,114	111,109
Minority interests	613,877	366,208	1,105,267	1,101,422
Net loss	$(6,857,900)	$(3,730,512)	$(14,543,562)	$(12,012,652)
Preferred stock dividends	—	—	—	48,238
Net loss attributable to common stockholders	$(6,857,900)	$(3,730,512)	$(14,543,562)	$(12,060,890)
Net loss attributable to common stockholders per common share, basic and diluted	$(0.44)	$(0.31)	$(0.96)	$(1.02)
Weighted average shares used in computation, basic and diluted	15,629,776	12,051,045	15,141,981	11,827,837

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

	December 31, 2007	March 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$791,063	$1,004,957
Short-term investments	7,171,374	5,912,464
Accounts receivable – net of allowance for doubtful accounts of $221,934 and $352,458	8,159,861	6,503,449
Due from affiliates	11,407	10,328
Inventories	10,156,765	10,716,983
Prepaid expenses and other current assets	1,531,829	1,585,901
TOTAL CURRENT ASSETS	27,822,299	25,734,082
EQUIPMENT – net	734,543	643,753
OTHER ASSETS
Intangible assets – net of accumulated amortization of $2,464,676 and $2,233,808	13,769,977	13,813,596
Goodwill	12,495,287	13,036,650
Restricted cash	745,620	502,643
Other assets	560,697	795,237
TOTAL ASSETS	$56,128,423	$54,525,961
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of notes payable and capital leases	$3,824	$419,308
Accounts payable	3,644,858	5,150,535
Accrued expenses, put warrant payable and derivative instrument	1,809,495	1,987,669
Due to stockholders and affiliates	934,170	1,092,755
TOTAL CURRENT LIABILITIES	6,392,347	8,650,267
LONG TERM LIABILITIES
Senior notes payable	9,575,547	9,354,861
Notes payable and capital leases, less current maturities	9,002,321	9,005,207
Deferred tax liability	2,444,254	2,555,368
TOTAL LIABILITIES	27,414,469	29,565,703
COMMITMENTS AND CONTINGENCIES (Note 15)
MINORITY INTERESTS	302,378	1,407,645
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized; 15,629,776 and 12,109,741 shares issued and outstanding at December 31, and March 31, 2007, respectively	156,298	121,098
Additional paid in capital	104,480,522	84,086,710
Accumulated deficiency	(74,505,799)	(59,962,237)
Accumulated other comprehensive loss	(1,719,445)	(692,958)
TOTAL STOCKHOLDERS’ EQUITY	28,411,576	23,552,613
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,128,423	$54,525,961

CASTLE BRANDS INC. AND SUBSIDIARIES

Geographic and Category Case Sales

	Three-months ended December		Nine-months ended December
	FY’08	FY’07	FY’08	FY’07
Total
United States	46,427	48,593	151,920	139,230
International	23,107	43,089	90,122	103,065
Total	69,534	91,682	242,042	242,295
Vodka
United States	19,347	19,900	63,915	49,609
International	7,355	31,398	53,916	74,726
Total	26,702	51,298	117,831	124,335
Rum
United States	11,177	12,130	43,235	47,050
International	6,314	4,561	16,177	12,626
Total	17,491	16,691	59,412	59,676
Whiskey
United States	3,311	2,156	8,084	4,509
International	7,262	5,550	14,451	12,676
Total	10,573	7,706	22,535	17,185
Liqueurs/Cordials
United States	12,593	14,408	36,686	38,062
International	2,175	1,579	5,578	3,037
Total	14,768	15,987	42,264	41,099

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